SECOND AMENDMENT

TO

DISTRIBUTION AGREEMENT

This Second Amendment to the Distribution Agreement, dated as of September 19, 2014 (the “Amendment”), is between Ameriprise Certificate Company (the “Company”) and Ameriprise Financial Services, Inc. (“AMPF”), and amends the Distribution Agreement, dated as of December 31, 2006 and amended as of May 15, 2012 (the “Agreement”), between the Company and AMPF.

WITNESSETH:

WHEREAS, the Company and AMPF are parties to the Agreement; and

WHEREAS, the Company and AMPF desire to amend the terms of the Agreement as set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

(1)	Schedule A of the agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

(2)	This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all of which taken together will constitute one and the same instrument.

(3)	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.

AMERIPRISE CERTIFICATE COMPANY

By:	/s/ Abu M. Arif
Name:	Abu M. Arif
Title:	President and Chief Executive Officer

AMERIPRISE FINANCIAL SERVICES, INC.

By:	/s/ Charles N. Maglaque
Name:	Charles N. Maglaque
Title:	Executive Vice President and Chief Operations Officer

Schedule A

Effective September 19, 2014

Company shall pay AMPF and AMPF accepts in full payment of its services under this Agreement, distribution fees in accordance with the following schedule:

For Ameriprise Cash Reserve Certificate:

•	0.03% of the initial payment on the issue date of the certificate; and

•	0.03% of the certificate’s reserve at the beginning of the second and subsequent quarters from issue date.

For Ameriprise Flexible Savings Certificate:

•	For all terms except 7 and 13 months, 0.08% of the initial payment on the issue date of the certificate;

•	For all terms except 7 and 13 month, 0.08% of the certificate’s reserve at the beginning of the second and subsequent quarters from issue date;

•	For 7 month terms, 0.08% of the initial payment on the issue date of the certificate, 0.08% of the certificate’s reserve at the beginning of the second quarter from issue date of the certificate and 0.027% of the certificate’s reserve at the beginning of the last month of the certificate term; and

•	For 13 month terms, 0.032% of the initial payment on the issue date of the certificate, 0.032% of the certificate’s reserve at the beginning of the second, third and fourth quarters from issue date and 0.011% at the beginning of the last month of the certificate term.

For Ameriprise Installment Certificate:

•	0.50% of all payments. This fee is paid on all payments received on or after issue of the certificate until the certificate’s maturity date.

For Ameriprise Market Strategy Certificate:

•	0.50% of the initial investment on the first day of the certificate’s term; and

•	0.50% of the certificate’s reserve at the beginning of each subsequent term.

For Ameriprise Stock Market Certificate:

•	0.50% of the initial investment on the first day of the certificate’s term; and

•	0.50% of the certificate’s reserve at the beginning of each subsequent term.

In addition, Company may pay distributors additional compensation for distribution activities under certain circumstances. From time to time Company may pay or permit other promotional incentives, in cash or credit or other compensation. As of December 31, 2006 any such additional compensation will be approved in advance by a majority the Company’s Independent Directors.